UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549
_____________

FORM 8-K
______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2013
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CAPITAL PROPERTIES, INC.
 (Exact name of registrant as specified in its charter)
______________

Rhode Island
(State or other jurisdiction of incorporation)

001-08499	05-0386287
(Commission File Number)	(IRS Employer Identification Number)

100 Dexter Road, East Providence, Rhode Island 02914
(Address of principal executive offices)

(401) 435-7171
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 1.02.Termination of a Material Definitive Agreement.

(a)
Global Option Agreement. The Company and Global Companies LLC (“Global”) are parties to an Option Agreement to Purchase Real Property and Related Assets, dated June 9, 2003 (the “Option Agreement”). On April 27, 2012 pursuant to the Option Agreement Global preliminarily exercised its option to purchase the Company’s petroleum storage terminal and related pipeline and pier located in East Providence, Rhode Island (collectively the “Facility”). The parties were unable to agree on the purchase price. In accordance with the Option Agreement they each selected an appraiser to appraise the Facility. The Company’s appraiser valued the Facility at $46,200,000 and Global’s appraiser valued the Facility at $15,400,000. As the Company’s appraised value was more than 10% higher than Global’s, in accordance with the Option Agreement the parties selected a third appraiser who on May 17, 2013 valued the Facility at $35,000,000. Under the terms of the Option Agreement  the purchase price is determined by averaging the appraised value determined by the third appraiser with the appraised value determined by either the Company’s or Global’s appraiser whichever is closer in value to the value determined by the third appraiser. Accordingly, the purchase price is $40,600,000 [($46,200,000 + $35,000,000) / 2]. Global failed to give notice of its election to proceed with further studies of the Facility within ten business days of the receipt of the third appraisal and as result the Option Agreement pursuant to its terms terminated on June 3, 2013. Under the Option Agreement Global is responsible to pay the expenses incurred by the Company with respect to its appraisal and the Company’s share of the expenses of the third appraiser.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL PROPERTIES, INC.

Date: June 4, 2013	By: /s/ Barbara J. Dreyer
Barbara J. Dreyer
Treasurer